Apr 23, 2025 4:36 PM Eastern Daylight Time

Therapeutic Solutions International to Voluntarily Delist

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ELK CITY, Idaho--(BUSINESS WIRE)--Timothy G Dixon, Therapeutic Solutions International CEO issued the following statement:

Therapeutic Solutions International, Inc. (TSOI) announced today their intent to delist and "go dark" from the public markets.

Please take Notice: on April 22, 2025, the Board of Directors, with the consent of a majority of eligible voting shareholders of the Company, approved a voluntary withdrawal of the class of securities from listing and registration on the Exchange and OTC Markets pursuant to 17 CFR 240.12d2-2(c); further, we believe Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c). Following this Notice, which has been filed with the SEC in a Form 8-K, and the obligatory 10-day waiting period, Issuer will file Form 25 - NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION; subsequently, Issuer, after waiting the obligatory 10-day waiting period, will file Form 15 - CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION.

As our loyal shareholders are aware, over the past several years, TSOI has faced an increasingly hostile market environment. What was once a company with a $400 million market cap has over the last 3 years finding is market cap reduced below $10 million - trading at $0.0001, well below par value. Meanwhile, we've watched as predatory traders, toxic financings, and short attacks drained value from a company built on scientific breakthroughs and hard-earned innovation.

Let me be clear: **we are not broken - but we need to reset**.

That is why I am preparing to take a bold, strategic step forward. I will be initiating a voluntary delisting of TSOI from the public markets in coming days - not as a surrender, but

as a necessary pause. This move will allow us to remove ourselves from the toxic cycle of dilution and manipulation and give us the time and focus to rebuild from within.

While TSOI takes this time to regroup, we will double-down on what matters most: our subsidiaries, especially Breathe Biologics, Campbell Neurosciences, and Res Nova Bio. These entities represent in part the true future of our technology, our science, and our shareholder value. They are where we will build real monetization opportunities - and that includes the potential sale or partnership of our subs, which could bring meaningful liquidity back into the parent company.

And here’s the promise I make to you today:

If and when that happens, I intend to return a portion of those proceeds to shareholders as a dividend or even offer a buy-back of stock. That is not just a financial transaction - it’s a commitment to reward your patience and belief.

To every one of you who has stayed with us: thank you.

We are not going away; We are going inward - to rebuild, to recover, and move forward.

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com.

Contacts

Timothy G. Dixon
ir@tsoimail.com